Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction
Business Process Solutions (India) Pvt. Ltd.	India
Business Process Outsourcing Ltd.	Mauritius
Business Process Outsourcing, LLC	Delaware
Datasource Consulting, LLC	Colorado
exl Service.com (India) Private Limited	India
ExlService (UK) Limited	United Kingdom
ExlService Australia Pty Ltd.	Australia
ExlService Bulgaria EAD	Bulgaria
ExlService Colombia, S.A.S.	Colombia
ExlService Czech Republic s.r.o.	Czech Republic
ExlService Germany GmbH	Germany
ExlService Mauritius Limited	Mauritius
ExlService Philippines, Inc.	Philippines
ExlService Romania Private Limited S.R.L.	Romania
Exl Service South Africa (PTY) Ltd.	South Africa
ExlService Switzerland GmbH	Switzerland
ExlService Technology Solutions, LLC	Delaware
ExlService.com, LLC	Delaware
Inductis (India) Private Limited	India
Inductis (Singapore) PTE Limited	Singapore
Insight Solutions, LLC	Kansas
IQR Analytics Private Limited	India
IQR Consulting Inc.	California
JCG New Media, LLC	Pennsylvania
Liss Systems Limited	United Kingdom
OPI Limited	Mauritius
Outsource Partners International Limited	United Kingdom
Outsource Partners International, Inc.	Delaware
Outsourcepartners International Pvt. Ltd.	India
Overland Holdings, Inc.	Delaware
Overland Solutions, Inc.	Delaware
RPM Data Solutions, LLC	New Jersey
RPM Direct, LLC	New Jersey
SCIOinspire Holdings Inc.	Cayman Island
SCIO Health Analytics (UK) Limited	United Kingdom
Data Intelligence Limited	United Kingdom
SCIOinspire Consulting Services (India) Private Limited	India
SCIOinspire Corp	Delaware
ExlService Canada Inc.	Canada
EXL Analytics SA (Pty) Limited	South Africa